ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into s of May 7, 1999 ("Effective Date"), by and between PC Specialists, Inc., a California corporation (the "Buyer"), 3SI, Inc., a Colorado corporation (the "Seller"), and 3SI Holdings, Inc., a Colorado corporation (the "Parent"). The Buyer, the Seller and the Parent may be referred to herein collectively as the "Parties" and individually as a "Party."

                            RECITALS

A.  Parent is the sole owner of Seller.

B. Seller is engaged in the business of reselling computers and computer components (the "Business").

C. Seller desires to sell certain assets of the Business to Buyer, upon the conditions set forth in this Agreement.

D. Buyer desires to purchase and acquire these certain assets of the Business, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1 Agreement to Purchase and Sell Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase or acquire from the Seller, all right, title and interest of the Seller in and to all of the assets of the Business owned by Seller (other than the Excluded Assets) used in or in connection with, or arising out of, the Business (the "Assets"), including, but not limited to:

(a) All tangible personal property, furniture, machinery, tooling, equipment, fixtures, leasehold improvements, telephone and mobile communications equipment and other fixed assets used in the Business, and all books, manuals and documentation relating thereto, including sales records and normal business records associated with the Business;

(b)  All inventory of the Business, wherever located.

(c) All (i) trademarks, trade names and logos and any derivations or thereof, the Internet domain name "SI.com" and any and all rights to the associated Internet website, copyrights, patents, trade secrets and all other intellectual property of the Seller, and all registrations and applications for the same, owned or used in connection with the Assets or the business, (ii) sales promotion materials relating to the Assets or the Business, including Seller's telephone numbers and directory listings, (iii0 all methods of operation and manuals, (iv) all sales and credit and records relating to the Assets or Business, (vi) employee lists of all persons who immediately prior to the Closing Date were employees of the Seller in respect of the Business;

(d) All the Seller's rights under (i) the Amdahl Corporation Contract (the "Amdahl Contract") and the State of New Mexico Contract (the "New Mexico Contract"), the lease for the facility located at 6886 S. Yosemite Street, Englewood, CO 80112 (the "Facility Lease"), (ii) any and all open purchase orders from costumers and the associated orders with suppliers, (iii) any leases for tangible personal property, (iv) all assignable registrations, licenses, permits and approvals, and (v) all representation agreements with sales representatives and agents, used in or relating to the Assets or the Business (hereafter, collectively referred to as the "Contracts");

(e) All computer programs, computer software, the master disk of source codes for internally developed software, and other proprietary computer and computer programming information relating to and used in connection with the Assets or the Business;

(f) Any and all claims and rights against third parties, if and to the extent they relate to the condition of the Assets including, without limitation, all rights under manufactures' and vendors' warranties (collectively the "Claims"); and

(g) All of the Sellers goodwill in, and the going concern value of, the Business.

The Assets shall include, without limitation, all of the Assets reflected on the Sellers May 7, 1999 Balance Sheet attached hereto as Exhibit A ("Balance Sheet"), except for those which have been transferred or disposed of in the ordinary course of the Business after May 7, 1999 ("Balance Sheet Date") and those excluded assets listed in Section 1.2 below. It shall also include a non-exclusive, worldwide, perpetual royalty-free license to use the name "3SI."

1.2  Excluded Assets.  The Assets shall not include, and
Seller shall not sell to Buyer, any of the following items
(collectively, the "Excluded Assets"):

(a) All cash on hand or in bank accounts, and any other cash equivalents, including without limitation certificates of deposit, commercial paper, treasury bills, asset or money market accounts, marketable securities and all such similar accounts or investments;

(b) All accounts receivable earned in the Business before the Closing Date (the "Accounts Receivable");

(c) Pension, profit sharing and savings plans and trusts and any assets thereof;

(d) All tangible personal property consumed by Seller in the ordinary course of business between the date hereof and the Closing Date;

(e) All amounts due the Seller in connection with any tax refunds, prepaid taxes, rights under any tax-sharing agreement, or similar payments for periods ending on or prior to the Closing
Date;

(f) The corporate minute books, corporate seals, corporate lists, sales records, tax return work papers, and similar corporate records of Seller;

(g) All governmental licenses and permits, or similar rights that cannot by their terms be assigned to Buyer;

(h) Any and all amounts payable to the Seller from related or affiliated parties of the Seller;

(i) All software development costs and prepaid royalties of the Seller;

(j) The assets used in the development and delivery of the KEWi products and services, which business the Seller shall continue to conduct after the Closing Date;

(k)  The corporate names "3SI, Inc. and 3SI Holdings, Inc.;
and

(l) The equipment leased from Tatonka Capital Corporation which lease is now the subject of a lawsuit between Seller and Tatonka Capital Corporation.

1.3  Liabilities.

(a) Except as specifically provided for in this Section 1.3, Buyer shall not assume and shall not be responsible for, any liabilities, debts or obligations of Seller or of the Business, of any kind or nature whatsoever. Buyer agrees, as of the Closing Date, to assume only the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

(i) The continuing obligations incurred on or after the Closing Date under each of the Contracts, provided, however, that Buyer's obligation to assume the Contracts is limited in accordance with Section 12.4 below;

(ii) All liabilities and obligations relating to the Assets or the Business incurred on and after the Closing Date; and

(iii)  One half of the cost of all sales, use,
transfer, recording, and similar taxes (other than income taxes) arising out of the sale and transfer of the Assets.

(b) The Assumed Liabilities shall not include, and Buyer shall not assume or be liable for, and does not undertake or attempt to assume or discharge any of the following:

(i) All current or long term liabilities of Seller relating to the Assets or the Business set forth on the Balance Sheet, including (but not by way of limitation) accounts payable, accrued payroll, customer deposits, lines of credit, bank debit, notes payable, capital leases, and amounts due to related parties;

(ii) All Current liabilities of Seller relating to the Assets or the Business arising in the ordinary course of business from the Balance Sheet Date through the Closing Date, including (but not by way of limitation) accounts payable, accrued payroll, customer deposits, lines of credit, bank debt, notes payable, capital leases (if any), and amounts due to related parties;

(iii) Any income tax liability or obligation of Seller relating to the operation of the Business prior to the Closing Date or arising from, or incident to, the sale, assignment, transfer and delivery of the Assets, or any delinquent sales, payroll or other delinquent tax obligation;

(iv)  Any accrued, but unpaid employee benefits, including
(but not by way of limitation) sick leave, vacation time and any unpaid commissions either due and payable on or prior to the Closing or due and payable upon receipt of accounts receivable to be collected and paid to Seller.

(v) Any workers' compensation liabilities with respect to employees of the Business relating to illnesses or injuries occurring prior to the Closing Date;

(vi) Any liability or obligation of Seller created under this Agreement or arising out of the transactions contemplated hereby, except as specifically provided in this Agreement;

(vii) Any liability or obligation of Seller arising out of or relating to any pension, retirement or profit-sharing plan or trust, including (but not by way of limitation) Seller's
401K Plan; and

(viii) any other liabilities or obligations of Seller not expressly assumed by Buyer hereunder.

1.4 Total Purchase Price and Method of Payment. The total purchase price (the "Purchase Price") to be paid by Buyer for the Assets shall consist of (i) a cash payment to Seller of Five Hundred Thousand Dollars ($500,000) payable at the Closing ("Initial Payment") and (ii) the Contingent Payments (as defined below). The Initial Payment shall be payable by certified check or wire transfer as designated by Seller. In addition to the Initial Payment, upon satisfying the specific contingencies set forth below, Buyer shall pay Seller the following amounts:

(a) For the period between the Closing and the date one year after the Closing ("Year 1 Period"): (a) $250,000 upon renewal of the
Amdahl Contract; (b) $75,000 upon renewal of the New Mexico
Contract; and (c) an amount equal to 75% of the 3SI Division
Profits for the year 1 Period.

(b) For the period between the end of the Year 1 Period and the date one year thereafter ("Year 2 Period"): (a) $250,000 upon renewal of the Amdahl Contract; (b) $75,000 upon renewal of the New Mexico Contract; and (c) an amount equal to 50% of the 3SI Division Profits for the Year 2 Period.

(c) For the period between the end of the Year 2 Period and the date one year thereafter ("Year 3 Period"): an amount equal to 50% of the 3SI Division Profits for the Year 3 Period.

Hereinafter, the amounts in subsections 1.4(a), (b) and (c) shall be referred to collectively as the "Contingent Payments." Each Contingent Payment shall be made by certified check or wire transfer within fifteen (15) days of satisfying such contingency. In no event shall the purchase price exceed $3,000,000. If the sum of the Initial Purchase Payment and the Contingent Payments made according to the terms set forth above does not equal the $3,000,000 threshold by the date that is three years after the Closing Date, then no further Purchase Price consideration shall be paid.

1.5  Determination of 3SI division Profits: Dispute Resolution.

(a) "3SI Division Profits" shall be defined as 3SI Gross Revenues less the sum of 3SI Direct Expenses, the 3SI Overhead Charge, and any contingent Payments made in the applicable period.

(i) "3SI Gross Revenues" shall equal any and all revenues derived from "A" all Colorado and Wyoming-based activities; (B) the Amdahl Contract; and (C) the New Mexico Contract in a given year.

(ii) "3SI Direct Expenses" shall equal any and all expenses incurred in a given year for the sole benefit of the 3SI division, including: (A) cost of goods sold; (B) direct payroll and benefits; (C) third party labor used internally or as part of any engagement; (D) facilities and equipment rental; (E) utilities and telephone (not including phone, utilities or maintenance for the
New Mexico facility);   (F) alarm and security; (G) insurance; (H)
supplies; (I) printing and postage; (J) recruiting; (K) vehicle mileage and repair; (L) travel and entertainment; (M) meetings and conventions; (N) applicable federal and state taxes; and (O) any other expenses incurred for the direct benefit of the 3SI Division.

(iii)  "3SI Overhead Charge" shall equal two percent of 3SI
Gross Revenues. This overhead charge reflects corporate overhead which is otherwise not directly expensed to Buyer's satellite offices, including: marketing and promotion activities; executive and managerial involvement; legal and professional services; finance and interest charges; investment in infrastructure and depreciation; purchasing services: credit and collections services; accounts payable services; general accounting and financial services; customer service and RMA coordination; vendor relations; operations and MIS support and general corporate support.

(iv) "3SI Division shall mean that portion of the business of Buyer after the Closing Date related to (A) all Colorado and Wyoming-based activities; (B) the servicing of the Amdahl Contract; and (C) the servicing of the New Mexico Contract.

(b) At such time as Buyer shall determine 3SI Division Profits for each of Year One and Year Two (which shall be no later than 45 days following the end of such year), Buyer shall provide Seller with a statement setting forth the calculation of 3SI Division Profits for such year.

(c) In the event that Seller does not object to the determination by Buyer of 3SI Division Profits for a given year by written notice of objection (the `Notice of Objection") delivered to Buyer within ten (10) days after Seller's receipt of such determination, which Notice of Objection shall describe in reasonable detail Seller's proposed adjustment to the proposed 3SI Division Profits determination, the proposed 3SI Division Profits for such year shall be deemed final and binding.

(d) Buyer shall issue and deliver to the Seller the appropriate Contingent Payment, if any, to be issued and delivered within 5 days after the calculation for such year shall have become final and binding on the parties (the "Contingent Payment Date").

(e) If Seller does deliver a Notice of Objection to Buyer in accordance with subsection 1.5 (c), then the dispute shall be resolved as follows:

(i) Seller and Buyer shall promptly endeavor to agree upon the calculation of 3SI Division Profits for such year. In the event that a written agreement determining the amount of 3SI Division Profits for such year has not been reached within ten (10) days after the date of receipt by Buyer and Seller of Seller's Notice of Objection thereto, then Buyer's determination of 3SI Division Profits for such year shall be submitted to a nationally recognized, independent auditing firm upon which Seller and Buyer shall agree (the "Accountants"). If the parties cannot agree on a nationally recognized, independent auditing firm, the parties shall submit the matter to arbitration in accordance with Section 13.3. and the Accountants shall be selected by the arbitrators appointed pursuant to such Section 13.3.

(ii) Within thirty (30) days of the submission of any dispute concerning the determination of 3SI Division Profits to the Accountants, the Accountants shall render a decision in accordance with this Section 1.5 along with a statement of reasons therefore. The decision of the Accountants shall be final and binding upon each party hereto.

(iii) The fees and expenses of the Accountants for any determination under this Section 1.5 shall be borne by Buyer if the determination of 3SI Division Profits by the Accountants exceeds the Buyer's determination of 3SI Division Profits by more than 10% (using the Buyer's determination of 3SI Division Profits as the denominator); otherwise the fees and expenses shall be borne by Seller.

(iv) In determining 3SI Division Profits for a given year, Buyer shall provide Seller and its representatives reasonable access to all books and records of Buyer necessary to verify the calculations and Buyer shall cooperate with Seller and its representatives in their efforts to verify the calculations.

1.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as provided in Exhibit B. Each Party agrees that it shall not take any position that varies from or is inconsistent with such allocation in any filing made by such party with the United States Internal Revenue Service or with any other local, state or federal regulatory authority.

1.7 Non-Compete. At the Closing, each of Seller, Parent and certain principals/shareholders of Parent shall enter into a Non-
Compete Agreement with Buyer in the form attached hereto as Exhibit C (the "Non-Compete Agreement").

1.8 Closing. The date of Closing (herein referred to as the "Closing Date") shall be on or before May 15, 1999 with the actual day of Closing on or before such date as mutually agreed to by the parties in writing. Unless otherwise agreed, the Closing shall take place at the offices of Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway, Suite 2600, San Diego, California, at the hour of 9:00 a.m.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Except as specifically disclosed by Seller or Parent to Buyer in this Agreement or in Seller's Disclosure Memorandum (which disclosures shall be deemed to modify and qualify each of the following representations and warranties of Seller), Seller and Parent jointly and severally represent and warrant to Buyer as follows:

2.1 Corporate Status. Each of Seller and Parent is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of Colorado. Each of Seller and Parent is duly qualified to do business in each jurisdiction in which the character of and location of its assets or operations makes qualification to do business as a foreign corporation necessary. Each of Seller and Parent has full corporate power to carry on its business as it is now being conducted and as proposed to be conducted and to own and operate its assets. Each of Seller and Parent has full corporate power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby.

2.2 Corporate Actions. All corporate or other actions and proceedings necessary to be taken by or on the part of either Seller or Parent in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the obtaining of approval by the directors and shareholders of Seller, have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by each of Seller and Parent and constitutes the legal, valid and binding obligation of each of Seller and Parent, enforceable against each of Seller and Parent in accordance with and subject to its terms.

2.3 No Defaults. Neither the execution, delivery or performance by either Seller or Parent of this Agreement nor the consummation by either Seller or Parent of the transactions contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will:

(a) Violate or conflict with the provisions of the articles of Incorporation or Bylaws of either Seller or Parent;

(b) Violate or conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, lease or other instrument to which either Seller or Parent is a party or by which it is bound, or by which it may be affected, or result in the creation of any lien or encumbrance upon any of either Seller's or Parent's assets, except for agreements, indentures and instruments related to the financing of the transactions contemplated by this Agreement; or

(c) Violate any judgment, decree, order, statute, rule or regulation applicable to either Seller or Parent.

2.4 Breach. Neither Seller nor parent is in violation or breach of any of the terms, conditions or provisions of its Articles of Incorporation, as amended, its Bylaws, or any indenture, mortgage or deed of trust or other contracts, lease, instrument, court order, judgment, arbitration award, or decree materially affecting the business of either Seller or Parent, to which either Seller or Parent is a party or by which it is otherwise bound, where the effect thereof would have a material adverse effect on either Seller or Parent.

2.5 Approvals and Consents. No approvals or consents of persons or entities not a party to this Agreement are legally or contractually required to be obtained by either Seller or Parent in connection with the consummation of the transactions contemplated by this Agreement. To each of Seller's and Parent's knowledge, no permit, license, consent, approval or authorization of, or filing with, any governmental regulatory authority or agency is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, except where its absence would not have a material adverse effect on the Business and Assets taken as a whole.

2.6  Title to and Condition of Assets; Leases.

(a) Seller has good, valid and marketable title to all of the Assets, free and clear of all liens, encumbrances and security interests of every kind or character.

(b) Seller owns or leases all tangible assets necessary for the conduct of its Business. Each such tangible asset is free from defects (patent and latent), ahs been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(c) Seller and Seller's landlord have all rights necessary to occupy the Facility and to enter into the lease agreements and assignments contemplated by this Agreement.

(d) The assets of Seller subject to the liens by Tatonka Capital Corporation, Community First Financial, StorageTek Financial Services, MicroAge Computer Centers, Access Graphics, Inc. and Information Leasing Corporation are not included in the Assets to be transferred to Buyer in this transaction.

2.7 Inventory. The inventory of the Business as reflected on the Balance Sheet or acquired thereafter has been acquired and maintained in the ordinary course of business; is of good and merchantable quality; consists substantially of a quality, quantity, and condition usable or saleable in the ordinary course of business within a period of one (1) year from the Closing Date; and is not subject to any write down or write off for obsolescence or otherwise under generally accepted accounting principles.
Seller is not under any liability or obligation with respect to the return of inventory in the possession of any third party.

2.8 Financial Statements of Seller. The Balance Sheet and all other financial statements of Seller provided to Buyer, including the footnotes thereto ("Seller Financial Statements"), have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated. The Financial Statements fairly present the financial condition of Seller at the date thereof, and the related statement of income, shareholders' equity and changes in financial position fairly present the results of the operations of Seller, if any, and the changes in the financial position of the period indicated.

2.9  Events Since Balance Sheet Date.  Except as set forth in the
Balance Sheet, and as disclosed in this Agreement or in Seller's
Disclosure Memorandum, there has not been since the Balance Sheet
Date:

(a) Any material adverse change in the assets or liabilities of the Business, other than changes in the ordinary course of business;

(b) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Assets; or

(c) Any material transactions entered into or any material liabilities or obligations incurred by the Business, other than in the ordinary course of Business.

2.10 Current Liabilities. At Closing the current liabilities of Seller relating to the Business do not exceed the current assets of the Business.

2.11 Liabilities. Except for those liabilities (i) reflected or reserved against in the Balance Sheet, (ii) not yet due and payable or obligations to be performed or satisfied after the date hereof under contracts and agreements set forth in Seller's Disclosure Memorandum, (iii) disclosed in this Agreement or Seller's Disclosure Memorandum, and (iv) incurred in the ordinary course of business of the Business between the Balance Sheet Date and the Closing, there are no liabilities or obligations of Seller relating to the Business, known or unknown, due or not yet due, liquidated or unliquidated, fixed, contingent or otherwise, where the effect thereof would have a material adverse effect on the Business or the Assets.

2.12 Taxes. Seller has filed all applicable federal, state, local and foreign tax returns required to be filed to date, in accordance with provisions of law pertaining thereto, and has paid all taxes, interest, penalties and assessments shown as due thereon or otherwise due and payable by Seller (including without limitation income, withholding, excise, unemployment, social security, occupation, transfer, franchise, property, sales and use taxes, import, duties or charges, and all penalties an interest in respect thereof) except where the failure to file such returns or pay such taxes has no material adverse effect on the Business and the Assets taken as a whole.

2.13 Facility Lease. The Facility Lease is in full force and effect; all rents and additional rents due to date have been paid; Seller has been in peaceable possession since the commencement of the original term of lease and is not in default thereunder and no waiver, indulgence or postponement of the Seller's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the transaction contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further events or condition, would be a default under the Facility Lease (other than payments not yet due which would become a default if not paid when due). Seller has not knowingly violated or been given notice of violation of any of the terms or conditions under the Facility Lease, and to the best knowledge of Seller, all of the covenants to be performed by any other party under such lease have been fully performed. The Facility is in a condition of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used. To the best knowledge of Seller, neither the Facility nor the operation or maintenance thereof, violate any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others. No condemnation proceeding is pending or threatened which would preclude or impair the use of the Facility for the purposes for which it is currently used.

2.14 Contracts. Seller has delivered to Buyer true and correct copies of each Contract. As of the date of this Agreement, all such Contracts are, and as of the Effective Date will be, valid, enforceable in accordance with their terms and in full force and effect, and to the knowledge of Seller, Seller is not, and as of the Effective Date Seller will not be, in default thereunder.
As of the date of this Agreement, neither Seller nor Parent has received notice that any party to any Contract intends to cancel or terminate such Contract.

2.15 Permits. Set forth in the Seller's Disclosure Memorandum is a complete and accurate list of all material permits, licenses, approvals, franchises, notices, authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively the "Permits") held by Seller in connection with the Business. The Permits are all the permits required for the conduct of the business of Seller. Each permit is in full force and effect, and Seller has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to Seller's knowledge threatened. The consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits. Neither Seller nor the Facility nor any of the Assets are required to be specially licensed by, nor are they subject to specific regulation of, any governmental or regulatory body by reason of the conduct of the Business.

2.16 Insurance. The Seller's Disclosure Memorandum contains a complete and accurate list of insurance policies which Seller maintains with respect to the Business and the Asses. All such policies are in full force and effect and there currently exists no right of termination on the part of the insurance as a result of any prior default on the part of Seller. Such policies, with respect to their amounts and types of coverage, are believed by Seller to be adequate to insure against material risks to which Seller and its property and the Assets are normally exposed in the operation of the Business. Since the Balance Sheet Date, there has not been any material adverse change in Seller's relationship with its insurers or in the premiums payable pursuant to such policies.

2.17 Product Warranty. Each product manufactured, sold, leased, licensed or delivered by Seller conforms with all applicable contractual commitments and all express and implied warranties. Seller has no liability and, to the best knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand which may give rise to any liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Balance Sheets. No product manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease, all of which are reproduced and described in detail in the Seller's Disclosure memorandum in addition to copies of the standard terms and conditions of sale or lease for Seller, containing applicable guaranty, warranty, and indemnity provisions have been provided to Buyer by Seller.

Intellectual Property.

(a) All domestic and foreign patents, patent applications, copyrighted works, copyright applications and registrations, trade secrets, inventions, developments, customer lists, manufacturing and secret processes, hardware designs, programming processes, software and other information, and know-how (if any) that are used by, owned by or licensed to Seller and that relate to the Business (collectively, the "Intellectual Property") are listed in the Seller's Disclosure Memorandum which indicates, with respect to each, the nature of Seller's interest therein and the expiration date thereof or the date on which Seller's interest therein terminates. Registered copyrights, patents, trademarks and service marks that are owned by or licensed to Seller and that relate to the business of Seller have been duly registered in, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries identified on such Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country. The Intellectual Property is the only intellectual property used in or otherwise necessary to operate the Business as currently conducted.

(b) Use of the Intellectual Property and any other intellectual property used by Seller in its business does not require the consent of any other person and the same are freely transferable (except as otherwise provided by law) and are owned exclusively by Seller, free and clear of any attachments, liens, encumbrances or adverse claims, and to the best knowledge of Seller, neither its present nor contemplated activities or products infringe, misappropriate, dilute, impair or constitute unfair competition with respect to any patent, trade name, trademark, copyright or other proprietary rights of others.

(c) No other person has an interest in or right or license to use, or the right to license others under the Intellectual Property. There are no claims or demands of any other person pertaining thereto and no proceedings have been instituted, are pending or, to the best knowledge of Seller, threatened that challenge the rights of Seller in respect thereof and Seller does not know of any fact that could be the basis of any such claim. Seller is not aware of any infringement of any of the Intellectual Property by others nor is any of the Intellectual property subject to the outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment. No claim or demand has been made and no proceeding has been filed or, to the best knowledge of Seller, is threatened to be filed charging Seller with infringement of any patent, trade name, trademark, service mark or copyright and Seller does not know of any facts which could be the basis of such claims. There are no royalties, honoraria, fees or other payments payable by Seller to any person with respect to any of the Intellectual Property.

(d) There are no payments that are required to be made by Seller for the use of its Intellectual Property. Seller is not using or in any way making any unlawful or wrongful use of any confidential information or Intellectual Property of any third party, including without limitation any former employer of any present or past employee of Seller or of any of Seller's predecessors. Seller is not a party to any non-competition or confidentiality agreement related to the business of Seller with any party other than Seller or Buyer.

2.19 Compliance With Law and Regulations. Each of Seller and parent is in compliance with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the operation of the Business and the use of the Assets, except where the failure to be in such compliance would not have a material adverse effect on the Business or the assets taken as a whole. Each of Seller, Parent and the Facility are in full compliance with applicable environmental laws. Neither Seller nor Parent is aware of any past or current tenant of the Facility violating any law, including, but not limited to, any environmental laws. Each of Seller and Parent has properly filed all reports and other documents required to be filed with federal, state, local, or foreign governments or subdivisions or agencies thereof. Neither Seller nor Parent has received any notice, not heretofore complied with, from any federal, state or municipal authority or any insurance or inspection body that any of its properties, facilities, equipment or business procedures or practices fails to comply with any applicable law, ordinance, regulation, or requirement of any public authority or body.

2.20 Employees: Labor Problems. Each of Seller and Parent is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, nondiscrimination, occupational safety and health, and payment of social security and similar taxes and, to the best knowledge of each of Seller and Parent, has not and is not engaged in any unfair labor practice, has not suffered or sustained any labor disputes resulting in any work stoppage, and no such work stoppage is threatened. There do not currently exist any written or oral contracts for long-term employment, consulting agreements or agreements containing provisions for significant severance or parachute payments. Each of Seller and Parent is current in all of its salary obligations to its employees who are employed in connection with the Business, and each of such employees has been provided with an address and telephone number of either Seller or Parent, as appropriate.

2.21 Litigation. There are no suits, judgments, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending against, or to each of Seller's and Parent's knowledge, threatened against either Seller or Parent or the Business which will have a material adverse effect on the Business or the Assets taken as a whole after the Closing. There are no lawsuits, legal proceedings or investigations of any nature pending or, to each of Seller's and Parent's knowledge, threatened against or affecting it which would materially impair either Seller's or Parent's ability to carry out the transactions contemplated by this Agreement.

2.22 Customers, Distributors and Independent Sales Representatives. The Seller's Disclosure Memorandum sets forth the names and addresses of all customers to which, and independent sales representatives and distributors through which, Seller has sold or distributed in excess of $25,000 of its products or services in the Business during any of the last two fiscal years. During such period and through the date hereof, no such customer, distributor or independent sales representative has canceled or otherwise terminated its relationship with Seller or decreased materially its usage or purchase of the products or services of Seller, except for changes in customer relationships that have occurred in the ordinary course of business the aggregate value of which has not exceeded $250,000. To the knowledge of Seller, no such customer, independent sales representative or distributor has any plan or intention to terminate, cancel or otherwise modify its relationship with Seller in a manner that would be adverse to Seller.

2.23 No Broker or Finder. Neither Seller nor Parent has employed or used the services of any broker or finder in connection with this transaction and each of Seller and Parent shall hold Buyer completely free and harmless from the claims of any person claiming to have so acted on behalf of either Seller or Parent.

2.24  Operation in Ordinary Course.  Since the Balance Sheet Date:

(a) Seller has operated the Business in the ordinary course of business, consistent with the past practice, except as related to the transactions contemplated hereby.

(b) Seller has maintained its books, accounts and records in the usual, customary and ordinary manner.

2.25  Disclosure.  Neither this Agreement nor the Seller's
Disclosure Memorandum contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as specifically disclosed by Buyer to Seller in this Agreement or in the Buyer's Disclosure Memorandum (which disclosures shall be deemed to modify and qualify each of the following representations and warranties of Buyer), Buyer represents and warrants to Seller as follows:

3.1 Corporate Status. Buyer is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of California. Buyer is duly qualified to do business in each jurisdiction in which the character of and location of its assets or operations makes qualification to do business as a foreign corporation necessary. Buyer has full corporate power to carry on its business as it is now being conducted and as proposed to be conducted and to own and operate its assets. Buyer has full corporate power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby.

3.2 Corporate Actions. All corporate or other actions and proceedings necessary to be taken by or on the part of Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the obtaining of approval by the directors and shareholders of Buyer, have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with and subject to its terms.

3.3 No Defaults. Neither the execution, delivery or performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will:

(a) Violate or conflict with the provisions of the Articles of Incorporation or Bylaws of Buyer;

(b) Violate or conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, lease or other instrument to which Buyer is a party to by which it is bound, or by which it may be affected, or result in the creation of any lien or encumbrance upon any of Buyer's assets, except for agreements, indentures and instruments related to the financing of the transactions contemplated by this Agreement; or

(c) Violate any judgment, decree, order, statute, rule or regulation applicable to Buyer.

3.4 Breach. Buyer is not in violation or breach of any of the terms, conditions or provisions of its Articles of Incorporation, as amended, its Bylaws, or any indenture, mortgage or deed of trust or other contracts, lease, instrument, court order, judgment, arbitration award, or decree materially affecting the business of the Buyer, to which Buyer is a party or by which it is otherwise bound, where the effect thereof would have a material adverse effect on the Buyer.\

3.5 Approvals and Consents. No approvals or consents of persons or entities not a party to this Agreement are legally or contractually required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

3.6 Litigation. There are no lawsuits, judgments, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending against, or to Buyer's knowledge, threatened against the Buyer relating to or affecting the execution, delivery or performance of this Agreement or the ability of Buyer to perform its obligations under this Agreement.

3.7 No Broker or Finder. Buyer has not employed or used the services of any broker or finder in connection with this transaction and shall hold Seller completely free and harmless from the claims of any person claiming to have so acted on behalf of Buyer.

3.8  Disclosure.  Neither this Agreement nor the Buyer's
Disclosure Memorandum contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV
DISCLOSURE MEMORANDUM

The Seller's Disclosure Memorandum (the "Seller's Disclosure Memorandum"), is attached to this Agreement as Attachment I, shall be executed on behalf of Seller and Parent, and shall contain accurate, true and correct information and data and, to the extent expressly set forth herein, shall be accompanied by a copy of each document referred to therein or otherwise identified as to its location to the reasonable satisfaction of Buyer. The Buyer's Disclosure Memorandum (the "Buyer's Disclosure Memorandum") shall be executed on behalf of Buyer, and shall contain accurate, true and correct information and data in all material respects. Terms used and defined in this Agreement shall have the same definition when used in the Seller's Disclosure Memorandum or the Buyer's Disclosure Memorandum, as the case may be, and any schedules or exhibits attached thereto.

ARTICLE V
COVENANTS OF SELLER AND PARENT

5.1 Representations and Warranties. Seller or Parent, as appropriate, shall give detailed written notice to Buyer promptly upon learning of any fact which (i) would render untrue in any material respect any of Seller's, Parent's or Buyer's representations or warranties contained in this Agreement or the information contained in the Seller's Disclosure Memorandum or the Buyer's Disclosure Memorandum, or (ii) would cause Seller, Parent or Buyer to fail to comply with its obligations hereunder in any material respect between the Effective Date and the Closing Date.

5.2 Notice of Proceeding. Seller or Parent, as appropriate, will promptly notify Buyer in writing upon:

(a) Becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby; or

(b) Receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

5.3 Consummation of Agreement. Each of Seller and parent shall use its best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and cause the transactions contemplated by this Agreement to be fully consummated.

5.4 Confidentiality. Except as and to the extent required by law, each of Seller and Parent will not disclose or use, and will direct its representative snot to disclose or use to the detriment of Buyer, any Confidential Information (as defined below) furnished, or to be furnished, by Buyer, or its respective representatives, at any time or in any manner other than in connection with is evaluation of the transaction proposed in this letter. For purposes of this paragraph, "Confidential Information" means any information about Buyer identified in writing as "Confidential" promptly following its disclosure to Seller or Parent, unless (a) such information is already known to Seller, Parent or their representatives on a nonconfidential basis or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of Seller, Parent or its representatives, (b) the use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated hereby, or (c) the furnishing or use of such information is compelled by judicial or administrative process or by other requirements of law. Upon the written request of Buyer, Seller or Parent, as appropriate, will promptly return to Buyer or destroy any Confidential Information in its possession and certify in writing to Buyer that it has done so.

5.5 Exclusive Dealing. Seller and Parent understand and acknowledge that Buyer will incur significant expenses in connection with its review and investigation of Seller. Accordingly, Seller and Parent agree that beginning on the date hereof and trough and including May 31, 1999, each of Seller and Parent will not, and each will not permit any affiliate, officer, director, shareholder, employee, attorney, accountant, financial advisor or other representative of Seller, Parent or their affiliates to negotiate with, solicit, or participate in negotiations with any third party with respect to the sale of Seller or Parent, the sale of any assets of Seller or Parent (other than in the ordinary course), the sale of any ownership interests in Seller or Parent, or any similar transaction. Seller or Parent will immediately notify Buyer regarding any contact between Seller or Parent or any of their representatives and any other person regarding any such offer or proposal or any related inquiry.

5.6 Disclosure. Except as to the extent required by law including the federal securities laws, without the prior written consent of Buyer, each of Seller nor Parent will not make, and each will direct is representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between Buyer and Seller or Parent, conditions, or other aspects of the transaction proposed in this Agreement. If Seller or Parent is required by law to make any such disclosure, it must first provide to Buyer the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made and it shall make its reasonable best efforts to accommodate changes to the required disclosure suggested by Buyer. Buyer acknowledges that Seller is a Section 12(g) of the securities Exchange Act of 1934 (the "Act") reporting company and is required to make certain public disclosures in accordance with the Act.

5.7 Operations. Seller agrees, through the Closing Date, at Seller's sole cost and expense to (i) keep all existing insurance policies affecting the Assets in full force and effect; (ii) continue to provide all services and maintain all of the fixed Assets in good working order in a responsible manner consistent with past practice; and (iii) at the request of Buyer, at any time within thirty (30) days after the Closing, terminate and settle all employment contracts for employees Buyer designates to be hired by Buyer ("Designated Employees").

5.8 Operations Pending Closing. Subsequent to the date of this Agreement and prior to the Closing Date, Seller shall cause the Business to be operated in the ordinary course, consistent with past practice, except with respect to the KEWi products, services and assets which business the Company shall conduct in its sole discretion. Until and including the Closing Date, Seller shall use its best efforts to cause the Business to maintain its insurance coverage and its books, accounts and records in the usual manner in a basis consistent with current practice and to comply in all material respects with all laws, ordinances and regulations of governmental authorities applicable to the Business.

5.9 Restrictions. Except as disclosed in this Agreement or in Seller's Disclosure Memorandum, prior to the Closing Date, and without the prior written consent of Buyer, Seller shall not:

(a) Encumber or grant any security interest in any Asset other than in the ordinary course of business; or

(b) Amend or modify any Contract which obligates the Business to expend more than Twenty-Five Thousand Dollars ($25,000.00) following the Closing Date.

5.10 Consents: Estoppels. Notwithstanding any other provision of this Agreement, to the extent that the consent or approval of any third person is required under any Contract in order to assign any such Contract from Seller to Buyer, each of Seller and Parent shall use its best efforts to obtain such consents and approvals before the Closing until such consent is obtained. A Contract will not be assigned until such consent is obtained. Seller shall obtain an estoppel certificate from the Landlord of the Facility in form satisfactory to Buyer.

5.11 Access to Properties and Information. Buyer and its representatives shall be afforded full access to all of the assets, properties, books, records, agreements, other documents and employees of Seller relating to the Assets and the Business, in all cases during normal business hours and upon reasonable prior notice. Buyer and its representatives shall have the right to make abstracts from or copies of any such books, records, agreements, and commitments, and such Business shall furnish Buyer's representatives with such information concerning such affairs and copies of such documents, contracts, agreements and records as Buyer may reasonably request. All such information provided to Buyer in written form by Seller to the knowledge of Seller shall be true, complete and correct and shall be deemed represented as such by Seller to Buyer. Any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business.

5.12 Termination of Employees. Upon the request of Buyer, at any time between the Closing Date and thirty (30) days after the Closing Date, Seller will terminate all employees designated to be hired by Buyer (the "Designated Employees"), deliver final paychecks to such Designated Employees for unpaid wages, accrued vacation, unused sick days and any other amounts owing to such Designated Employees through the Closing Date; provided, howe4ver, if a Designated Employee elects to maintain his or her accrued vacation up to a maximum amount of ten (10) days, Seller shall pay to Buyer the amount it otherwise would have paid to such Designated Employee for such accrued vacation and Buyer will credit such Designated Employee for the number of vacation days he or she elects to maintain. Seller shall cooperate with Buyer in the hiring and transitioning of the Designated Employees. Seller has sole responsibility and obligation for any employee-related liabilities relating to the Designated Employees arising on or prior to the Closing Date. On or after the Closing Date, Seller shall have the sole responsibility and obligation for complying with the health care continuation coverage requirements of Internal Revenue Code ("Code") Section 4980B and Section 601 et seq. of ERISA ("COBRA") that are applicable to (i) Seller's employees who are not Designated Employees, and their spouses and dependents, and
(ii) Designated Employees not retained in Buyer's employ for at least six months. Seller shall be solely responsible for providing COBRA continuation coverage to any person entitled to such coverage in connection with any health plan sponsored by Seller. Seller shall indemnify, defend and hold harmless Buyer and its employees, officers, directors, successors, assigns, subsidiaries, shareholders, agents, attorneys, representatives and affiliates from and against any and all losses, liabilities, demands, claims, expenses, judgments, costs, attorneys' fees, taxes and penalties arising under Code Section 4980B or ERISA Section 601 et seq. with respect to any individual who was an employee (or a spouse or dependent of such employee) of Seller prior to the Closing and who had or has a "qualifying event" (within the meaning of Code Section 4980 (B) (f)(3)) before, on or after the Closing.

5.13 Liens. On or prior to the Closing Date, Seller shall have either obtained lien releases for any outstanding liens on the Assets or evidence satisfactory to Buyer that the debts underlying such liens have been paid in full. In the event Seller cannot obtain lien releases on or prior to the Closing Date, Seller shall make its best efforts to obtain such lien releases as soon as possible following the Closing.

ARTICLE VI
COVENANTS OF BUYER

Buyer covenants and agrees that from the date hereof until the completion of the Closing:

6.1 Representations and Warranties. Buyer shall give detailed written notice to Seller promptly upon learning of any fact which (i) would render untrue in any material respect any of Buyer's or Seller's representations or warranties contained in this Agreement or the information contained in the Buyer's Disclosure Memorandum or the Seller's Disclosure Memorandum or (ii) would cause Buyer or Seller to fail to comply with is obligations hereunder in any material respect between the Effective Date and the Closing Date.

6.2 Notice of Proceeding. Buyer will promptly notify Seller in writing upon:

(a) Becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder; or

(b) Receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

6.3 Consummation of Agreement. Buyer shall fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and cause the transactions contemplated by this Agreement to be fully carried out.

6.4 Confidentiality. Except as and to the extent required by law, Buyer will not disclose or use, and will direct its representatives not to disclose or use to the detriment of Seller or Parent, any Confidential Information (as defined below) furnished, or to be furnished, by Seller, or its respective representatives, at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter. For the purposes of this paragraph, "Confidential Information" means any information about Seller or Parent identified in writing as "Confidential" promptly following its disclosure to Buyer, unless (a) such information is already known to Buyer or its representatives on a nonconfidential basis or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of Buyer or its representatives, (b) the use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated hereby, or (c) the furnishing or use of such information is compelled by judicial or administrative process or by other requirements of law. Upon the written request of Seller or Parent, Buyer will promptly return to the Company or destroy any Confidential Information in its possession and certify in writing to Seller or Parent, as appropriate, that it has done so. Buyer acknowledges that Parent is a publicly held "reporting" company which is required to file regular reports with the SEC pursuant to the Securities Exchange Act of 1934 (the "Act").

6.5 Exclusive Dealing. Except as and to the extent required by law, without the prior written consent of Seller or Parent, Buyer will not, and each will not direct its representatives to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between Buyer and Seller or Parent, conditions, or other aspects of the transaction proposed in this Agreement. If Buyer is required by law to make any such disclosure, it must first provide to Seller the content of the proposed disclosure, the reasons that such disclosure is required disclosure suggested by Seller.

6.6 Offer of Employment. Buyer shall offer employment to certain Designated Employees of the Business to whom Buyer decides, in its sole discretion, to offer employment. Other than as set forth in Section 5.12 regarding employees hired by Buyer but not continuing in Buyer's employ for at least six (6) months, Buyer shall be responsible for employee-related liabilities relating to employees it hires and arising after the Closing Date. Any and all costs, expenses and liabilities arising from or relating to the failure of Buyer to hire existing employees of the Business shall be the sole responsibility of Seller

6.7 Continuance of Business During Contingent Payment Period. Buyer has the present intention to continue to operate the Business from the date hereof to the date that is three years after the date hereof (the "Contingent Payment Period"). During the Contingent Payment Period, Buyer shall use its commercially reasonable efforts to operate the Business and to perform its obligations under and obtain the renewal of the Amdahl Contract and New Mexico Contract.

ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF SELLER AND PARENT

The obligations of Seller and Parent under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

7.1  Representations, Warranties and Covenants.

(a) Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct as of the Effective Date and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent changes are permitted or contemplated pursuant to this Agreement; and

(b) Buyer shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.2 Officer's Certificate. Buyer shall have furnished Seller with a certificate, dated the Closing Date and duly executed by a duly authorized executive office of Buyer, in form and substance satisfactory to the Seller, certifying that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

7.3 Deliveries. Buyer shall have complied with each and every one of its obligations set forth in Section 9.2.

7.4 Consents. All of the consents required to be obtained pursuant to Section 5.10 shall have been obtained.

ARTICLE VIII
CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

8.1  Representations, Warranties and Covenants.

(a) Each of the representations and warranties of Seller and Parent contained in this Agreement shall have been true and correct as of the Effective Date and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent changes are permitted or contemplated pursuant to this Agreement; and

(b) Each of Seller and Parent shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

8.2 Officer's Certificate. Each of Seller and Parent shall have furnished Buyer with a certificate, dated the Closing Date and duly executed by a duly authorized executive officer of Seller or Parent, as appropriate, to the effect that the conditions set forth in Sections 8.1 (a) and (b) have been satisfied.

8.3 Deliveries. Seller shall have complied with each and every one of its obligations set forth in Section 9.1.

8.4 Consents. All of the consents required to be obtained and the estoppel certificate referenced in Sections 5.10 shall have been obtained.

ARTICLE IX
ITEMS TO BE DELIVERED AT THE CLOSING

9.1 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following documents, duly executed by Seller or such other signatory as may be required by the nature of the document:

(a) Such deeds, bills of sale, certificates of title, endorsements, assignments and other good and sufficient instruments of sale, conveyance and transfer and assignment in form and substance reasonably satisfactory to Buyer sufficient to sell, convey, transfer and assign to Buyer all right, title and interest of Seller in and to the Assets;

(b) Certified copies of resolutions, duly adopted by the Board of Directors and Shareholders of Seller which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby;

(c)  The consents and estoppels obtained pursuant to Section
5.10;

(d)  The certificate referred to in Section 8.2;

(e) The Non-Compete Agreements executed by Buyer and each of Parent, Seller, Mr. Valdez, Mr. Backes and Mr. Slack;

(f)  The Employment Agreement executed by Buyer and Mr.
Valdez, the former of which is attached hereto as Exhibit D;

(g) The Confidentiality and Non-Disclosure Agreements executed by Buyer and each of Mr. Backes, Mr. Slack and Mr. Dolan, the form of which is attached hereto as Exhibit E;

(h) A Facility Lease Assignment and Assumption Agreement for the facility located at 6886 S. Yosemite Street, Englewood,
Colorado (the "Facility") in form satisfactory to Buyer;

(i)  An executed Landlord Estoppel Certificate for the
Facility in form satisfactory to Buyer;

(j) An executed license to use the name, "3SI," the form of which is attached hereto as Exhibit F ("License Agreement");

(k) An opinion of counsel from Seller's counsel, the form of which is attached hereto as Exhibit G; and

(l) Lien releases for the Assets or evidence satisfactory to Buyer that the debts underlying such liens have been paid in full.

9.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller, duly executed by Buyer or other signatory as required by the nature of the document:

(a)  The Initial Payment as set forth in Section 1.4;

(b) Certified copies of resolutions, duly adopted by the directors of Buyer, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby;

(c)  The certificate referred to in Section 7.2;

(d) The Non-Compete Agreements executed by Buyer and each of Parent, Buyer, Mr. Valdez, Mr. Backes and Mr. Slack;

(e)  The Employment Agreement executed by Buyer and Mr.
Valdez;

(f) The Confidentiality and Non-Disclosure Agreements executed by Buyer and each of Mr. Backes, Mr. Slack and Mr. Dolan;

(g)  The License Agreement; and

(h)  The Facility Lease Assignment and Assumption Agreement.

9.3 Property Tax Proration. The Parties shall prorate and adjust at Closing the 1999 personal property tax, if any, covering assets purchased based upon their reasonable best estimate of amounts owning as of the Closing Date.

9.4 Utilities. Utility charges shall be prorated through Closing by Seller and Buyer based on their reasonable best estimates of amounts owing as of the Closing Date.

9.5 Rent. Rent charges for the Facility owed to Landlord by Seller and rent charges owed to Seller by tenants of the Facility shall be prorated through the Closing Date by Buyer and Seller based on the terms of the applicable leases.

ARTICLE X
POST-CLOSING MATTERS

10.1 Collections. Seller will promptly remit to Buyer any payments received by it on any of the accounts receivable incurred in the Business on or after the Closing Date. Buyer will promptly remit to Seller any payments received by it on any of the accounts receivable incurred in the Business prior to the Closing Date. Buyer may endorse checks for deposit, payable to Seller, received in payment of accounts receivable incurred in the Business on or after the Closing Date.

10.2 CRM Business Segment. Buyer acknowledges and agrees that Seller will continue to operate under the corporate name, "3SI, Inc." as a Master Reseller for KEWi.net delivering sales, support, outsourcing and integration services for the Customer Relationship Management (CRM) business segment of Seller on and after the Closing Date. The "CRM Business Segment" is defined by the following software segments:

Customer Service Software (KEWi)

Sales Automation/Contact Management Applications (being developed by KEWi.net)

Marketing Applications (integration of the customer support and sales automation systems.

Additional Seller Services. At Buyer's option, for a period of up to six (6) months after the Closing Date, Seller shall provide to Buyer operational and financial administration services to support the former employees of Seller hired by Buyer, including (but not by way of limitation) processing payroll, withholding taxes, and payment and administration of employee benefits. Such services shall be provided in a manner consistent with the past practices of Seller. Buyer shall promptly reimburse Seller for its out-of-pocket costs incurred in providing such services.

10.4  Right to Offset Contingent Payments:  Escrow.
Immediately following the Closing, Seller shall provide Buyer with a list of the names and current addresses of all creditors of Seller as of the Closing Date. Buyer shall have the right to inform each of the Sellers of the purchase of assets and provide them the opportunity to make a claim against the Contingent Payments. Other than the Assumed Liabilities for which Buyer shall be solely responsible, Buyer shall tender to Seller any and all third party demands for payment Buyer receives for obligations or liabilities incurred by or owing third parties in a timely manner, which if not satisfied could reasonably be expected to have an adverse effect on Buyer, as determined in the reasonable discretion of Buyer, then Buyer may pay such obligations on behalf of Seller and offset such amount from any Contingent Payment owing to Seller under this Agreement. This right of offset shall not be the exclusive remedy of Buyer to obtain reimbursement from Seller for such payment. If a third party demands or Buyer reasonably believes a third party will demand from Buyer payment for an obligation incurred by or owing from Seller which Seller disputes, Buyer may place in escrow the amount from any Contingent Payment(s) owing to Seller reasonably necessary to pay such amount ("Escrow Amount"). The Escrow Amount shall be held in escrow until either Seller satisfies such obligation, at which point the Escrow Amount shall be released to Seller, or if both Seller fails to satisfy such obligation and Buyer in its sole and reasonable discretion determines such amount is owing to the third party, then such Escrow Amount shall be released to Buyer for payment to the third party.

10.5 Consents After the Closing. Notwithstanding any other provision of this Agreement, to the extent that the consent or approval of any third person is required under any Contract in order to assign any such Contract from Seller to Buyer and such consent is not obtained prior to the Closing, each of Seller and Parent shall use its diligent and best efforts after the Closing to obtain such consent and approval. A Contract will not be assigned until such consent is obtained. If it is not possible to obtain such consent or approval for a Contract, then each of Seller and Parent will use reasonable efforts to establish a mutually satisfactory arrangement to provide to Buyer the benefits of such Contract which shall include, among other items, the immediate payment over to Buyer of any gross proceeds received under such Contract (without any deductions for taxes or otherwise). If Seller has not obtained an estoppel certificate on or prior to the Closing, Seller shall use its diligent and best efforts to obtain an estoppel certificate from the Landlord of the Facility in form satisfactory to Buyer.

ARTICLE XI
INDEMNIFICATION

11.1 Indemnification by Seller and Parent. Seller and Parent shall jointly and severally indemnify, defend and hold Buyer harmless from and against any and all liabilities or obligations arising with respect to the Assets or the Business up to the Closing, excepting only those certain liabilities expressly assumed by Buyer hereunder. Further, Seller and Parent shall jointly and severally indemnify, defend and hold harmless Buyer from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including reasonable attorney's fees and costs (collectively, "Losses") that Buyer may incur or suffer, which arise, result from, or relate to: (i) any inaccuracy of either Seller's or Parent's representations and warranties contained in this Agreement or in any agreement, instrument or document entered into pursuant hereto or in connection with the Closing, (ii) any breach of or failure by either Seller or Parent to perform any of its covenants or agreements contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing, (iii) any violation of environmental or health and safety or other laws (as in effect at the Closing) arising out of the ownership or operation of the Business, including the real estate upon which the Facility is located, based on events or circumstances occurring or conditions existing prior to the Closing, regardless of when such claim, liability or loss is asserted, claimed or sustained, (iv) any liability or obligation of Seller or Parent not included in the Assumed Liabilities, (v) any liability or obligation arising out of the litigation with Tatonka Capital Corporation, its subsidiaries, affiliates or assignees or
(vi) any liability or obligation arising under the liens against the assets of Seller, including liens held by Community First Financial, Tatonka Capital Corporation, Storagetek Financial Services Corporation, Access Graphics, Inc., MicroAge Computer Centers, Inc. and Information Leasing Corporation. Neither Seller nor Parent shall have any liability under this Section 11.1 unless Buyer gives written notice to Seller or Parent, as appropriate, asserting a claim for such Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of two (2) years from the Closing Date, except for claims arising from breach of: (i) representations and warranties as to taxes and environmental matters, which shall survive until the expiration of the applicable statute of limitations.

11.2 Indemnification by Buyer. Buyer shall indemnify, defend and hold each of Seller and Parent harmless from and against any and all liabilities or obligations arising with respect to the Assets or the Business, as conducted by Buyer, after the Closing Date, excepting claims asserted after the Closing Date which relate to products sold or actions taken by Seller prior to the Closing Date. Further, Buyer shall indemnify, defend and hold harmless each of Seller and Parent from and against any and all Losses that Seller or Parent may incur or suffer, which arise, result from or relate to: (i) any inaccuracy of Buyer's representations and warranties contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing, (ii) any breach of or failure by Buyer to perform any of its covenants or agreements contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing, (iii) or any act, omission or breach by Buyer relating to any of the Assumed Liabilities and occurring after the Closing Date. Buyer shall not have any liability under this
Section 11.2 unless Seller or Parent, as appropriate, gives written notice to Buyer asserting a claim for such Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of two (2) years from the Closing Date.

11.3  Defense of Third Party Actions.

(a) Promptly after receipt of notice of any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party against a party to this Agreement ("Third Party Action"), the party in receipt of such notice who believes that it is entitled to indemnification under this Article XI (the "Indemnified Party") shall give notice to the other party hereto (the "Indemnifying Party") of such action. The failure of the Indemnified Party to give such notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any Liability which it may have other than under this Article XI.

(b) Upon receipt of a notice of a Third Party Action, the Indemnifying Party shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Party, unless the Indemnifying Party makes the election provided in paragraph (c) below.

(c) By written notice within 20 days after receipt of a notice of a Third Party Action, an Indemnifying Party may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party agrees (a) to promptly indemnify the Indemnified Party for its expenses to date, and (b) to hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Party or any judgment in connection with that Third Party Action. The Indemnifying Party shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Party, or consent to entry of any judgment except with the consent of the Indemnified Party.

(d)  Upon assumption of control of the defense of a Third
Party Action under paragraph (iii) above, the Indemnifying Party will not be liable to the Indemnified Party hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

(e) If the Indemnifying Party does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Party shall promptly reimburse the Indemnified Party for expenses incurred by the Indemnified Party in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Party.

(f) Any party who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

11.4  Miscellaneous.

(a) Either party hereto shall be entitled to indemnification hereunder unless the matter giving rise to the applicable liability, payment, obligation or expense was clearly disclosed in writing to the Indemnified Party prior to the Closing Date.

(b) If any Loss is recoverable under more than one provision hereof, the Indemnified Party shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

(c) Buyer shall have the right, but not the obligation, to offset amounts due from Seller or Parent, as appropriate, under this Article XI against the Contingent Payment obligations.

ARTICLE XII
MISCELLANEOUS

12.1 Termination of Agreement. This Agreement may be terminated at any time on or prior to the Closing Date: (a) by the mutual consent of Seller and Buyer; (b) by either Buyer or Seller if the Closing has not occurred on or before June 30, 1999; provided at the time of termination the party desiring to terminate is not then in breach of this Agreement; or (c) by Buyer at any time prior to May 31, 1999 if Buyer, prior to such date, determines in its sole discretion that the results of its due diligence investigation of Seller is in any way unsatisfactory. A termination pursuant to this Section 12.1 shall not relieve any Party of any liability it otherwise has for a breach of this Agreement. As a condition to any termination by Buyer hereunder, all information and materials relating to the Business and to which Buyer obtained access during the negotiations leading to, or following, execution of this Agreement, and any other writings containing excerpts of such materials or information, and any or all copes thereof, shall be delivered to Seller.

12.2 Expenses. Each Party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith.

12.3 Preservation of Records. Buyer shall preserve and make available (including the right to inspect and copy) to Seller, its attorneys and accountants, for a reasonable period of time from and after the Closing Date (but in any event at least until all applicable statutes of limitation with respect to audits by taxing authorities have expired) and during normal business hours, such of the books, records, files, correspondence, memoranda and other documents transferred pursuant to this Agreement as Seller may reasonably require in connection with any legitimate purpose, including, but not limited to, the preparation of tax reports and returns, the preparation of financial statements and the calculation of the Contingent Payments and Buyer shall at its own expense cause its employees to fully cooperate and to provide such reasonable assistance as may be requested by Seller. Buyer shall notify Seller prior to the destruction of such records and shall offer to return such records to the Seller.

12.4  Non-Assignable Contracts.  Nothing contained in this
Agreement shall be construed as an assignment or an attempted assignment of any Contract which is by law non-assignable without the consent of the other party or parties thereto, unless such consent shall be given.

12.5 Further Assurances. From time to time prior to, on and after the Closing Date, each Party hereto will execute all such instruments and take all such actions as any other Party, being advised by counsel, shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including without limitation the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

ARTICLE XIII
DISPUTE RESOLUTION

13.1 Direct Discussion. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Agreement (a "Dispute"), the Parties involved in such Dispute shall use their best efforts to settle such Dispute. To this effect, senior management of the Parties involved shall consult and negotiate with each other in good faith to attempt to reach a just and equitable solution satisfactory to both parties.

13.2 Mediation. In the event that the Dispute cannot be settled through direct discussion within a period of thirty (30) days (except as the parties may otherwise agree), the Parties to the Dispute shall endeavor to settle the Dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association.

13.3 Arbitration. In the event that the Dispute cannot be settled through mediation under Section 13.2 above, the Dispute shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the procedures set forth below. In the event of any inconsistency between the Rules of the American Arbitration Association and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

(a) Location. The location of the arbitration shall be in San Diego County, California.

(b) Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration. Each Party shall appoint one neutral arbitrator, and these two arbitrators so selected by the Parties shall then select the third arbitrator. If one Party has given written notice to the other Party as to the identity of the arbitrator appointed by the Party, and the Party thereafter makes a written demand on the other Party to appoint its designated arbitrator within the next thirty days, and the other Party fails to appoint its designated arbitrator within thirty-one days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

(c) Discovery. Unless the Parties mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of the American Arbitration Association, the parties may request the arbitrator or other person authorized by law to subpoena witnesses and documents for presentation at the hearing.

(d) Case Management. Prompt resolution of any dispute is important to the Parties; and the Parties hereto agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the Dispute.

(e) Legal Representation. Counsel to the Parties in connection with the negotiation of and consummation of the transactions under this Agreement shall be entitled to represent their respective party in any and all proceedings under this
Section 13.3 or in any other proceeding. Seller and Buyer, respectively, waive the right and agree they shall not seek to disqualify any such counsel in any such proceeding for any reason, including but not limited to the fact such counsel or any member thereof may be a witness in any such proceeding or possess or have learned of information of a confidential or financial nature of the party whose interest are adverse to the party represented by such counsel in any such proceeding.

(f) Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

(g) Expenses. The expenses of the arbitration, including the arbitrators' fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one Party is to pay for all (or a share) of such expense, both Parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

(h) Confidentiality. Except as set forth below, the Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, the decision of the arbitrators, and any documents produced by the parties in the course of the arbitration. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then the prevailing party may, notwithstanding the foregoing, disclose information about the arbitration only to the extent necessary to obtain judicial enforcement of the award.

ARTICLE XIV
GENERAL PROVISIONS

14.1 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective representative, successors and assigns. No Party hereto may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other Party, and any such attempted assignment or delegation without such consent shall be void. Seller agrees not to unreasonably withhold its consent to any assignment by Buyer of its rights hereunder prior to Closing to a corporation or other entity controlled by Buyer, provided that
(a) such assignee will assume all obligations of Buyer hereunder, without Buyer being released, and (b) such assignment will not, in Seller's reasonable judgment, delay in any material way or make more doubtful the Closing.

14.2 Amendments: Waivers. The terms, covenants, representations, warranties and conditions of this Agreement may be changed, amended modified, waived, discharged or terminated only by a written instrument executed by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later date to enforce the same. No waiver by any Party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instance shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

14.3 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (which shall include notice by telex or facsimile transmission) and shall be deemed to have been duly made and received when personally served, or when delivered by Federal Express or a similar overnight courier service, expenses prepaid, or, if sent by telex, graphic scanning or other facsimile communications equipment, delivered by such equipment, addressed as set forth below:

(a)  If to Seller or Parent, then to:

3SI Holdings, Inc.
6886 South Yosemite St.
Englewood, CO  80112
Telephone:  (303) 741-9123
Fax:  (303) 804-9583

With a copy to:

Daniel P. Edwards
Edwards & Sabo, LLP
128 S. Tejon, Suite 310
Colorado Springs, CO  80903
Telephone:  (719) 634-6620
Fax:  (719) 634-3142

(b)  If to Buyer, then to:

PC Specialists, Inc.
7810 Trade Street
San Diego, CA  92121
Telephone:  (619) 566-1900
Fax:  (619) 566-9375

With a copy to:

Michael G. Fraunces, Esq.
Luce, Forward, Hamilton & Scripps, LLP
600 West Broadway, Suite 2600
San Diego, CA  92101
Telephone:  (619) 699-2479
Fax:  (619) 232-8311

Any Party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 14.3 providing for the giving of notice.

14.4 Announcements. Neither Party shall make any announcement regarding this Agreement or any of its terms without the prior written consent of the other Party. The Parties acknowledge and agree that Seller is a Section 12(g) reporting company under the Act and subject to the disclosure requirements of the Act.

14.5 Captions. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

14.6 Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of California.

14.7 Entire Agreement. This Agreement and the other documents delivered hereunder constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

14.8 Execution; Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized signatories, all as of the day and year first above written.

SELLER:                        3SI, INC., a Colorado Corporation


                               By: /s/  Larry Valdez
                               Larry Valdez, President


PARENT:                        3SI HOLDINGS, INC., a Colorado corporation


                               By: /s/  Larry Valdez
                               Larry Valdez, President


PARENT:                        PC SPECIALISTS, INC., a California Corporation


                               By: /s/  Bruce Geier
                               Bruce Geier, President